                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF AUGUST 28, 2000
                                  BY AND AMONG
                           SABRE HOLDINGS CORPORATION
                                   SABRE INC.
                                      AND
                                 GETTHERE INC.

                               TABLE OF CONTENTS

SECTION                                                                                        PAGE
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
ARTICLE I               CERTAIN DEFINITIONS................................................      2
                        1.01   CERTAIN DEFINITIONS.........................................      2

ARTICLE II              OFFER..............................................................      7
                        2.01   THE OFFER...................................................      7
                        2.02   COMPANY ACTIONS.............................................      9
                        2.03   DIRECTORS OF THE COMPANY....................................      9

ARTICLE III             THE MERGER.........................................................     10
                        3.01   THE MERGER..................................................     10
                        3.02   EFFECTIVE TIME..............................................     11
                        3.03   CLOSING.....................................................     11
                        3.04   MERGER CONSIDERATION........................................     11
                        3.05   RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS.....................     11
                        3.06   EXCHANGE PROCEDURE..........................................     12
                        3.07   OPTIONS; OTHER EQUITY AWARDS................................     12
                        3.08   WARRANTS....................................................     14
                        3.09   DISSENTING STOCKHOLDERS.....................................     14

ARTICLE IV              REPRESENTATIONS AND WARRANTIES.....................................     14
                        4.01   DISCLOSURE SCHEDULES........................................     14
                        4.02   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     15
                        4.03   REPRESENTATIONS AND WARRANTIES OF PARENT....................     26

ARTICLE V               ACTIONS PENDING THE EFFECTIVE TIME.................................     27
                        5.01   FORBEARANCES OF THE COMPANY.................................     27

ARTICLE VI              COVENANTS..........................................................     30
                        6.01   EFFORTS.....................................................     30
                        6.02   COMPANY PROXY STATEMENT.....................................     30
                        6.03   STOCKHOLDER MEETINGS........................................     30
                        6.04   PUBLICITY...................................................     31
                        6.05   ACCESS; INFORMATION.........................................     31
                        6.06   ACQUISITION PROPOSALS.......................................     31
                        6.07   REGULATORY APPLICATIONS; CONSENTS...........................     32
                        6.08   EMPLOYEE MATTERS............................................     33
                        6.09   NOTIFICATION OF CERTAIN MATTERS.............................     34
                        6.10   INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.........     34
                        6.11   TAX RETURNS.................................................     36

ARTICLE VII             CONDITIONS TO CONSUMMATION OF THE MERGER...........................     36
                        7.01   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
                               MERGER......................................................     36

                                       i
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
SECTION                                                                                        PAGE
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
ARTICLE VIII            TERMINATION........................................................     36
                        8.01   TERMINATION.................................................     36
                        8.02   EFFECT OF TERMINATION AND ABANDONMENT.......................     37
                        8.03   TERMINATION FEES............................................     37
                        8.04   CHANGES IN FORBEARANCES.....................................     39

ARTICLE IX              MISCELLANEOUS......................................................     39
                        9.01   SURVIVAL....................................................     39
                        9.02   WAIVER; AMENDMENT...........................................     39
                        9.03   COUNTERPARTS................................................     39
                        9.04   GOVERNING LAW AND VENUE.....................................     39
                        9.05   EXPENSES....................................................     39
                        9.06   NOTICES.....................................................     40
                        9.07   ENTIRE UNDERSTANDING; NO THIRD-PARTY BENEFICIARIES..........     40
                        9.08   SEVERABILITY................................................     40
                        9.09   ASSIGNMENT..................................................     41
                        9.10   ENFORCEMENT.................................................     41
                        9.11   INTERPRETATION..............................................     41

    AGREEMENT AND PLAN OF MERGER, dated as of August 28, 2000 (this "AGREEMENT"), by and among SABRE HOLDINGS CORPORATION, a Delaware corporation ("PARENT"), SABRE INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and GETTHERE INC., a Delaware corporation (the "COMPANY").

    WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company each have determined that it is advisable and in the best interests of their respective corporations and their respective stockholders that Parent acquire the Company upon the terms and subject to the conditions set forth;

    WHEREAS, in furtherance thereof, it is proposed that the acquisition be accomplished by Merger Sub commencing a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the "OFFER") to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the "COMPANY COMMON STOCK") and preferred stock, par value $0.0001 per share, of the Company (the "COMPANY PREFERRED STOCK") (the shares of Company Common Stock and Company Preferred Stock are referred to herein as "COMPANY SHARES"), for $17.75 per Company Share (such amount or any greater amount per Company Shares paid pursuant to the Offer being hereinafter referred to as the "OFFER PRICE"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, by resolutions duly adopted in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the respective Boards of Directors of the Company, Parent and Merger Sub have approved and adopted this Agreement, the merger of Merger Sub with and into the Company (the "MERGER") in accordance with the DGCL, and the transactions contemplated hereby; and

    WHEREAS, as further conditions and inducements to the willingness of Parent to enter into this Agreement, (1) each of American Express Travel Related Services Company, Inc. ("AMEX") and other corporate stockholders of the Company collectively holding not less than 23% of the presently outstanding shares of the Company Shares has entered into an agreement with Parent and Merger Sub, substantially in the form of Exhibit A hereto and (2) each of Gadi Maier and Richard D.C. Whilden, stockholders of the Company collectively holding the power to vote not less than 5% of the outstanding Company Shares, has entered into an agreement with Parent and Merger Sub, substantially in the form of Exhibit B hereto (each of the foregoing agreements with AmEx, certain corporate stockholders and the individual stockholders, a "STOCKHOLDERS AGREEMENT", and collectively, the "STOCKHOLDERS AGREEMENTS"), concurrently with the execution of this Agreement.

    NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

    1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

        "ACQUISITION PROPOSAL" means any offer or other proposal which, if consummated, would result in an Acquisition Transaction; provided that solely for purposes of the definition of Superior Proposal, all references to 20% in the definition of Acquisition Transaction shall be deemed references to 50%.

        "ACQUISITION TRANSACTION" means a transaction or series of transactions that, directly or indirectly, constitutes an acquisition by a Person (including a group of Persons that would qualify as a "group" within the meaning of Section 13(d) of the Exchange Act) of (A) assets or businesses that constitute or represent more than 20% of the total revenue, operating income, assets or earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries, taken as a whole, or (B) more than 20% of the outstanding shares of the voting securities of the Company or capital stock of, or other equity or voting interests in, any Subsidiary or Subsidiaries of the Company which, taken together, directly or indirectly hold at least the share of assets or businesses referred to in clause (A) above, whether by means of (a) a merger, share exchange or consolidation, or any similar transaction, (b) a purchase, lease or other sale, transfer or disposition, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise).

        "AFFILIATE" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings.

        "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

        "ANTITRUST AUTHORITIES" has the meaning assigned in Section 6.07(c).

        "BANKRUPTCY AND EQUITY EXCEPTION" has the meaning assigned in
    Section 4.02(d)(i).

        "BUSINESS DAY" means any day other than Saturday, Sunday and any day on which banks in the State of New York are required or authorized by law or regulation to be closed.

        "BYLAWS" has the meaning assigned in Section 3.01(c).

        "CERTIFICATE" has the meaning assigned in Section 3.04(b).

        "CERTIFICATE OF INCORPORATION" has the meaning assigned in
    Section 3.01(b).

        "CLOSING" and "CLOSING DATE" have the meanings assigned in
    Section 3.03.

        "CODE" means the Internal Revenue Code of 1986, as amended.

        "COMPANY" has the meaning assigned in the preamble to this Agreement.

        "COMPANY COMMON STOCK" has the meaning assigned in the recitals.

        "COMPANY COMPENSATION AND BENEFIT PLANS" has the meaning assigned in
    Section 4.02(n)(i).

        "COMPANY FINANCIAL STATEMENTS" has the meaning assigned in
    Section 4.02(g)(ii).

        "COMPANY INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof,
    (b) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including source code, object code, data and documentation related thereto), (g) all copies and tangible embodiments of the foregoing categories of intellectual property listed in subsections
    (a) through (f) herein (in whatever form or medium), and (h) all licenses, sublicenses, agreements, or permissions related to the foregoing categories of intellectual property listed in subsections (a) through (f) herein (categories (a) through (h) herein are collectively referred to as "INTELLECTUAL PROPERTY") which is owned by the Company or its Subsidiaries or is used or has been used in connection with the Company or its Subsidiaries to conduct their business.

        "COMPANY OPTIONS" means, collectively, outstanding options to purchase Company Shares under the Company Shares Plans.

        "COMPANY PREFERRED STOCK" has the meaning assigned in the recitals.

        "COMPANY PROXY STATEMENT" has the meaning assigned in Section 4.03(d).

        "COMPANY REQUISITE VOTE" has the meaning assigned in
    Section 4.02(d)(i).

        "COMPANY SEC DOCUMENTS" has the meaning assigned in Section 4.02(g)(i).

        "COMPANY SHAREHOLDERS MEETING" has the meaning assigned in
    Section 6.03.

        "COMPANY SHARES" has the meaning assigned in the recitals.

        "COMPANY SHARES PLANS" has the meaning assigned in
    Section 4.02(b)(iii).

        "CONFIDENTIALITY AGREEMENT" has the meaning assigned in
    Section 6.05(b).

        "CONTENT DELIVERY AGREEMENT" means a Contract whereby the Company provides certain travel information and travel reservation services to the customers of another entity through such entity's wireless communications services.

        "CONSTITUTIVE DOCUMENTS" means, with respect to any Person (other than an individual), such Person's articles or certificate of incorporation and bylaws or similar organizational documents.

        "CONTINUING EMPLOYEES" has the meaning assigned in Section 6.08(b).

        "CONTRACT" means, with respect to any Person, any agreement, indenture, debt instrument, contract, lease or legally binding commitment to which such Person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

        "COSTS" has the meaning assigned in Section 6.10(a).

        "DGCL" has the meaning assigned in the recitals.

        "DISCLOSED CONTRACTS" has the meaning assigned in
    Section 4.02(s)(i)(R).

        "DISCLOSURE SCHEDULE" has the meaning assigned in Section 4.01.

        "DISSENTERS' SHARES" means Company Shares the holders of which shall have perfected and not withdrawn or lost their appraisal rights in accordance with Section 262 of the DGCL.

        "DLJ" has the meaning assigned in Section 4.02(m)(i).

        "DROP DEAD DATE" has the meaning assigned in Section 8.01(c).

        "EFFECTIVE TIME" means the time at which the Merger becomes effective in accordance with Section 3.02.

        "EMPLOYEE" means each current former, or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

        "ENVIRONMENTAL LAW(S)" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. SectionSection 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. SectionSection 6901 ET SEQ., the Clean Air Act, 42 U.S.C. SectionSection 7401 ET. SEQ., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. SectionSection 1251 ET SEQ., the Occupational Safety and Health Act, 29 U.S.C. SectionSection 641, ET SEQ., all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, including any common law cause of action providing any right or remedy relating to Environmental Matters and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

        "ENVIRONMENTAL MATTER" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, sanitation, and any matter arising out of, relating to, or resulting from emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

        "ENVIRONMENTAL PERMITS" has the meaning assigned in Section 4.02(u).

        "EPARTNER AGREEMENT" means a Contract whereby the Company provides online travel reservation services through a private label web site hosted by the Company through which the customers of another entity can access the Company's reservation system.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA AFFILIATE" has, with respect to any Person, the meaning assigned in Section 4.02(n)(iv).

        "ESPP" has the meaning assigned in Section 6.08(a).

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "EXCHANGE AGENT" has the meaning assigned in Section 3.06(a).

        "EXCHANGE RATIO" means the Offer Price divided by the average closing price of Parent Common Stock for the five (5) trading days immediately preceding the Effective Time.

        "FLIGHTREZ AGREEMENT" means a Contract pursuant to which the Company provides online travel reservations services through a private label web site hosted by the Company through which an airline's customers can access the Company's reservation system.

        "GAAP" means generally accepted accounting principles in the United States.

        "GLOBAL MANAGER AGREEMENT" means a Contract whereby the Company provides online travel reservations services through a web site hosted by the Company through which employees of another entity and other authorized users can access the Company's reservation system.

        "GOVERNMENTAL AUTHORITY" means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the SEC, NYSE, Nasdaq or any other government authority, agency, department, board, commission or instrumentality and any court, tribunal or arbitrator(s) of competent jurisdiction.

        "HAZARDOUS SUBSTANCES" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls ("PCBS") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Law.

        "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "INDEMNIFIED PARTIES" has the meaning assigned in Section 6.10(a).

        "INFORMATION STATEMENT" has the meaning assigned in Section 2.03.

        "INSURANCE AMOUNT" has the meaning assigned in Section 6.10(c).

        "IRS" means the United States Internal Revenue Service.

        "LIENS" means a charge, mortgage, pledge, security interest, claim, lien, or encumbrance of any nature whatsoever.

        "LITIGATION" has the meaning assigned in Section 4.02(j).

        "MATERIAL ADVERSE EFFECT" means, with respect to Parent, the Company or the Surviving Corporation, respectively, an effect or change that, individually or in the aggregate with other such effects or changes, is both material and adverse with respect to the respective financial condition, results of operations, assets or business of Parent and its Subsidiaries, the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole; provided that none of the following alone shall be deemed, in and of itself, to constitute a Material Adverse Effect: (a) a change in the market price or trading volume of Company Shares, (b) a loss by the Company of its suppliers, customers or employees that is directly and principally related to Parent being a party to this Agreement or (c) changes in general economic conditions or changes affecting the industry generally (as opposed to Parent-specific or Company-specific changes) in which Parent or the Company operates.

        "MATERIAL CONTRACT" has the meaning assigned in Section 4.02(s)(i)(R).

        "MERGER" has the meaning assigned in the recitals.

        "MERGER CONSIDERATION" has the meaning assigned in Section 3.04(a).

        "MERGER SUB" has the meaning assigned in the preamble to this Agreement.

        "MERGER SUB INSIDERS" has the meaning assigned in Section 2.03.

        "MINIMUM TENDER CONDITION" has the meaning assigned in Annex A hereto.

        "NASDAQ" means the National Association of Securities Dealers Automated Quotations System.

        "NEW POTENTIAL DISNEY WARRANT" has the meaning assigned in
    Section 3.08(b).

        "NEW WARRANT" has the meaning assigned in Section 3.08(a).

        "NYSE" means the New York Stock Exchange, Inc.

        "OFFER" has the meaning assigned in the recitals.

        "OFFER DOCUMENTS" has the meaning assigned in Section 2.01(b).

        "OFFER PRICE" has the meaning assigned in the recitals.

        "OFFER TO PURCHASE" has the meaning assigned in Section 2.01(b).

        "OLD POTENTIAL DISNEY WARRANT" has the meaning assigned in
    Section 3.08(b).

        "OLD WARRANT" has the meaning assigned in Section 3.08(a).

        "ORIGINATORS" has the meaning assigned in Section 4.02(q)(iii).

        "PARENT" has the meaning assigned in the preamble to this Agreement.

        "PARENT COMMON STOCK" has the meaning assigned in Section 3.07(a).

        "PENSION PLAN" has the meaning assigned in Section 4.02(n)(iii).

        "PERSON" means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust, unincorporated organization or other entity.

        "REPORTS" has the meaning assigned in Section 4.02(f).

        "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal and financial advisors or any representatives of such legal and financial advisors.

        "RESTRAINTS" has the meaning assigned in Section 7.01(c).

        "RESTRICTED SHARE" has the meaning assigned in Section 3.07(b).

        "RESTRICTED STOCK AGREEMENT" has the meaning assigned in
    Section 3.07(b).

        "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any preemptive or other right to subscribe for or acquire, or any Warrants or options (including, in the case of the Company, the Company Options), calls or commitments relating to, or any stock or equity appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

        "SCHEDULE 14D-9" has the meaning assigned in Section 2.02(b).

        "SCHEDULE TO" has the meaning assigned in Section 2.01(b).

        "SEC" means the Securities and Exchange Commission.

        "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "SECURITIES LAWS" means, collectively, the Securities Act and the Exchange Act and all state securities laws and the rules and regulations thereunder.

        "STATE FILINGS" has the meaning assigned in Section 2.01(b).

        "STOCKHOLDERS AGREEMENT" has the meaning assigned in the recitals.

        "SUBSIDIARY" with respect to a Person, shall mean (x) any partnership of which such Person or any of its Subsidiaries is a general partner or
    (y) any other entity in which such Person or any of its Subsidiaries owns or has the power to vote more than 50% of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

        "SUBSIDIARY COMMON STOCK" has the meaning assigned in Section 3.04(e).

        "SUPERIOR PROPOSAL" has the meaning assigned in Section 6.06(a).

        "SURVIVING CORPORATION" has the meaning assigned in Section 3.01(a).

        "TAX" means all federal, state, local, special Taxing Authority and foreign income, profits, franchise, gross receipts, license, premium, environmental (including taxes under Section 59A of the Code), capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, withholding, excise, production, occupation, windfall profits, customs duties, social security (or similar), registration, value added, alternative or add-on minimum, estimated, occupancy and other taxes, duties or governmental assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; and the terms "TAXES" and "TAXABLE" have correlative meanings.

        "TAXING AUTHORITY" means any Governmental Authority responsible for Tax matters.

        "TAX RETURNS" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns and any amendment thereto) required to be supplied to a Tax authority relating to Taxes.

        "TREASURY SHARES" means shares of Company Common Stock, if any, owned by the Company or any of its Subsidiaries.

        "WARRANTS" means all outstanding warrants, and commitments to issue warrants, to purchase equity interests in the Company.

                                   ARTICLE II
                                     OFFER

    2.01  THE OFFER.

        (a) Within a reasonable period of time after the date of the execution of this Agreement, Merger Sub shall, as soon as practicable, but in no event later than the tenth Business Day after the date of this Agreement, commence and Parent shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Exchange Act), the Offer. The obligation of Merger Sub to commence the Offer and to accept for payment, and pay for Company Shares tendered pursuant to the Offer shall be subject to (i) those conditions set forth in Annex A (any of which may be waived by Merger Sub in its sole discretion; provided, however, that, without the consent of the Company, except as contemplated by Section 2.01(e), Merger Sub shall not waive the Minimum Tender Condition), and (ii) the receipt by Merger Sub of a certificate signed by duly authorized officers of the Company (as provided in Annex A(c)(iii)) to the effect that the condition to the obligation of the Merger Sub set forth in Annex A(c)(iii) has been satisfied. Subject to the provisions of this Agreement, the Offer shall initially expire on the twentieth business day from and after the date the Offer is commenced, including the date of the commencement of the Offer as the first business day in accordance with Rule 14d-2, unless this Agreement is terminated in accordance with Article VIII, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination.

        (b) As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC with respect to the Offer a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "SCHEDULE TO"), which will comply in all material respects with the provisions of applicable federal securities laws and will contain an offer to purchase relating to the Offer (the "OFFER TO PURCHASE") and forms of related letters of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, are referred to herein collectively as the "OFFER DOCUMENTS"). Parent and Merger Sub shall make all filings required by applicable state law relating to the Offer (the "STATE FILINGS") as and when required by applicable state law. Parent and Merger Sub will deliver copies of the proposed forms of the Schedule TO, the Offer Documents and the State Filings (as well as any change thereto) to the Company within a reasonable time prior to the commencement of the Offer for prompt review and comment by the Company and its counsel. Parent and Merger Sub will provide the Company and its counsel in writing any comments that Merger Sub, Parent or their counsel may receive from the SEC or its staff or any applicable state authority with respect to the Offer Documents or the State Filings promptly after the receipt thereof. Parent and Merger Sub shall promptly correct any information in the Schedule TO, the Offer Documents or the State Filings that shall have become false or misleading in any material respect and take all steps necessary to cause such Schedule TO, Offer Documents or State Filings as so corrected to be filed with the SEC and any applicable state authority and disseminated to the stockholders of the Company, as and to the extent required by applicable law. Parent and Merger Sub will provide copies of any amendments or supplements to the Offer Documents, the Schedule TO or the State Filings prior to any filing of such amendments or supplements with the SEC or any applicable state authority in order to provide the Company and its counsel with a reasonable opportunity to review and comment.

        (c) Each of Parent and Merger Sub expressly reserves the right to modify the terms of the Offer, except that neither Parent nor Merger Sub shall, without the prior written consent of the Company, (i) decrease the price per Company Shares payable in the Offer, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Company Shares sought pursuant to the Offer (except as contemplated by Section 2.01(e)),
    (iv) change or modify the conditions to the Offer in a manner adverse to the Company or holders of Company Shares, (v) impose additional conditions to the Offer, or (vi) amend any term of the Offer in any manner adverse to the Company or holders of Company Shares. So long as this Agreement is in effect and the conditions contained in Annex A have not been satisfied or waived, Parent shall cause Merger Sub to cause the Offer not to expire until 30 Business Days after such time as all of the conditions contained in Annex A have been satisfied or waived, except for the Minimum Tender Condition. Merger Sub may, without the consent of the Company, further extend the Offer, (i) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and
    (ii) from time to time, for an aggregate period of not more than ten
    (10) business days (for all such extensions under this clause (ii)) beyond the latest expiration date that would be permitted under the preceding sentence or clause (i) of this sentence. Subject to and in accordance with the terms and conditions of the Offer and this Agreement (but subject to the right of termination in accordance with Article VIII), Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for, in accordance with the terms of the Offer, all Company Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer. In addition to the foregoing, Merger Sub may provide for a "subsequent offering period" to the extent provided in Rule 14d-11 under the Exchange Act after the purchase of Company Shares pursuant to the Offer.

        (d) On or prior to the date that Merger Sub becomes obligated to accept for payment and pay for Company Shares pursuant to the Offer, Parent will provide or cause to be provided to Merger Sub the funds necessary to pay for all Company Shares that Merger Sub becomes obligated to accept for payment and pay for pursuant to the Offer.

        (e) Notwithstanding anything to the contrary in this Agreement, Merger Sub may waive the Minimum Tender Condition without the consent of the Company as long as Merger Sub is permitted by applicable law to and does exercise the Options (as defined in the Stockholders Agreements) immediately following the consummation of the Offer and acquires title to all of the Company Shares subject thereto and as a result of such exercise and purchase of Shares under the Offer, the aggregate amount of Company Shares acquired by Merger Sub exceeds the Minimum Tender Condition.

    2.02  COMPANY ACTIONS.

        (a) The Company hereby consents to the Offer and represents that the Company's Board of Directors, at a meeting duly called and held, has adopted resolutions approving the Offer, the Merger and this Agreement, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending acceptance of the Offer and approval of the Merger and this Agreement by the stockholders of the Company; provided, however, that the Board of Directors of the Company may modify, withdraw or change such recommendation solely to the extent that the Company and the Board of Directors are permitted to do so under
    Section 6.06 of this Agreement. Subject to the foregoing and Section 6.06, the Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section.

        (b) The Company shall file with the SEC on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing such recommendations of the Board of Directors in favor of the Offer and the Merger; provided, however, that the Board of Directors of the Company may modify, withdraw or change such recommendation solely to the extent that the Board of Directors and the Company are permitted to do so under Section 6.06 of this Agreement. The Company will deliver the proposed forms of the Schedule 14D-9 and the exhibits thereto to Parent within a reasonable time prior to the commencement of the Offer for prompt review and comment by Parent and its counsel. Parent and its counsel shall be given a reasonable opportunity to review any amendments and supplements to the Schedule 14D-9 prior to their filing with the SEC or dissemination to stockholders of the Company. The Company will provide Parent and its counsel in writing any comments that the Company or its counsel may receive from the SEC or its staff with respect to the
    Schedule 14D-9 promptly after receipt thereof, and shall disseminate the
    Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Company shall promptly correct any information in the Schedule 14D-9 that shall have become false or misleading in any material respect and take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable federal securities laws.

        (c) In connection with the Offer, the Company shall furnish to, or cause to be furnished to, Parent mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders and non-objecting beneficial owners of the Company Shares as of a recent date and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub shall, and shall cause each of their Affiliates to, hold the information contained in any of such labels and lists in confidence, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, promptly deliver to the Company all copies of such information, labels, listings and files or extracts therefrom then in their possession, in the possession of their agents or representatives or under their control.

    2.03  DIRECTORS OF THE COMPANY.

        Promptly upon the acceptance of and payment for a number of Company Shares by Merger Sub pursuant to the Offer that satisfies the Minimum Tender Condition (and, to the extent the Minimum Tender Condition is waived pursuant to Section 2.01(e), the exercise of the Options as contemplated by
    Section 2.01(e)), Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Merger Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (a) the number of directors on the Board of Directors of the Company and (b) the percentage that such number of votes represented by Company Shares so purchased and Company Shares otherwise held by Parent and its affiliates, if any, bears to the number of votes represented by Company Shares outstanding, and the Company shall at such time, subject to applicable law, cause Merger Sub's designees to be so elected by its existing Board of Directors. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the information statement (the "INFORMATION STATEMENT") containing the information required by
    Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the
    Schedule 14D-9 (provided that Parent and Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Merger Sub's designees). In connection with the foregoing, the Company will, subject to applicable law, promptly either increase the size of the Board of Directors of the Company and/or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub's designees to be elected or appointed to the Company's Board of Directors as provided above; provided, however, that prior to the Effective Time the Board of Directors of the Company shall always have at least two (2) members who are neither officers, directors, stockholders or designees of Merger Sub or any of its affiliates ("MERGER SUB INSIDERS"). If the number of directors who are not Merger Sub Insiders is reduced below two (2) for any reason prior to the Effective Time, then the remaining director who is not a Merger Sub Insider shall be entitled to designate a person to fill such vacancy who is not a Merger Sub Insider and who shall be a director not deemed to be a Merger Sub Insider for all purposes of this Agreement. Following the election of Merger Sub's designees to the Company's Board of Directors pursuant to this Section 2.03 and prior to the Effective Time, (i) any amendment or termination of this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub under this Agreement or (iii) any waiver of the Company's rights hereunder shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who are not Merger Sub Insiders.

                                  ARTICLE III
                                   THE MERGER

    3.01  THE MERGER.  At the Effective Time:

        (a) STRUCTURE AND EFFECTS OF THE MERGER. The Merger will occur and the separate corporate existence of Merger Sub will thereupon cease. The Company will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger except as set forth in this Article III. The Merger will have the effects specified in the DGCL.

        (b) CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Surviving Corporation (the "CERTIFICATE OF INCORPORATION") shall be the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the DGCL.

        (c) BYLAWS. The bylaws of the Surviving Corporation (the "BYLAWS") will be the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the Certificate of Incorporation.

        (d) DIRECTORS. The directors of the Surviving Corporation will be the directors of Merger Sub immediately prior to the Effective Time, and such directors, together with any additional directors as may thereafter be elected, will hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

    3.02 EFFECTIVE TIME. The Merger will become effective upon the filing, in the office of the Secretary of State of the State of Delaware, of a certificate of merger in accordance with Section 251 of the DGCL, or at such later date and time as may be set forth in such certificate (the "EFFECTIVE TIME"). Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties will cause the Merger to become effective (a) on a date that is not later than three Business Days after the last of the conditions set forth in
Article VII (other than conditions that by their terms cannot be satisfied until the time of Closing) shall have been satisfied or waived in accordance with the terms of this Agreement or (b) on such other date as the parties may agree in writing.

    3.03 CLOSING. The closing of the Merger (the "CLOSING") will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, or at such other place as the parties shall agree, on the date (the "CLOSING DATE") when the Effective Time is to occur.

    3.04 MERGER CONSIDERATION. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or any holder of shares of capital stock of the Company:

        (a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than Dissenters' Shares, Treasury Shares and shares held directly or indirectly by Parent), will be converted into the right to receive, from the Surviving Corporation, an amount of cash equal to the Offer Price (the "MERGER CONSIDERATION").

        (b) At the Effective Time, each Company Share, other than Dissenter's Shares, shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Company Shares shall thereafter represent only the right to receive the Offer Price.

        (c) In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Company changes the number of Company Shares issued and outstanding as a result of a stock split, stock combination, stock dividend, recapitalization, redenomination of share capital or other similar transaction, the Merger Consideration and other items dependent thereon shall be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such stock split, stock combination, stock dividend, recapitalization, redenomination of share capital or other similar transaction.

        (d) Each Company Share that, immediately prior to the Effective Time, is a Treasury Share or is owned directly or indirectly by Parent, will be canceled and retired and will cease to exist, and no exchange or payment will be made therefor.

        (e) At the Effective Time, each share of common stock, par value $0.01 per share ("SUBSIDIARY COMMON STOCK"), of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one share of common stock of the Surviving Corporation.

    3.05 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Company Shares (other than holders of Dissenters' Shares) will cease to be, and will have no rights as, stockholders of the Company, other than the right to receive (a) any dividend or other distribution with respect to such Company Shares with a record date occurring prior to the Effective Time, and
(b) the Offer Price.

After the Effective Time, there will be no transfers on the stock transfer books of the Company or the Surviving Corporation of Company Shares.

    3.06  EXCHANGE PROCEDURE.

        (a) As of the Effective Time, Parent shall deposit or cause to be deposited in trust with a bank or trust company (which has been organized under the laws of the United States or any state of the United States and which has capital and surplus of at least $500,000,000) designated by Parent (the "EXCHANGE AGENT"), for the benefit of the holders of Certificates, the aggregate consideration payable in the Merger in respect of Company Shares outstanding as of the Effective Time. Such deposited funds shall be used for no other purpose. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate, other than the Company, and any wholly-owned Subsidiary of the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and
    (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive cash in an amount equal to the product of the number of Company Shares represented by such Certificate multiplied by the Merger Consideration, less any applicable withholding taxes, and such Certificate shall be forthwith canceled. Until surrendered as contemplated by this Section 3.06(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender of such Certificate in accordance with this
    Section 3.06(a), the applicable amount of cash.

        (b) NO FURTHER OWNERSHIP RIGHTS IN COMPANY SHARES. All cash paid upon the surrender of Certificates in accordance with the terms of this
    Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares represented by such Certificates that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by applicable law.

        (c) NO LIABILITY. Neither Parent, Merger Sub nor the Company nor any of their Subsidiaries shall be liable to any holder of Company Shares for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (d) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such loss, theft or destruction and, the granting of a reasonable indemnity against any claim that may be made against Parent, Merger Sub or the Exchange Agent with respect to such Certificate, Parent or Merger Sub shall cause the Exchange Agent to issue to such Person the applicable amount of the Merger Consideration with respect to such lost, stolen or destroyed Certificate to which the holder thereof may be entitled pursuant to this Article III.

    3.07  OPTIONS; OTHER EQUITY AWARDS.

        (a) At the Effective Time, each then outstanding Company Option, whether vested or unvested, will be converted into an option to acquire a number of shares of Parent common stock, par value $0.01 per share ("PARENT COMMON STOCK"), equal to the product, rounded to the nearest whole share, of
    (i) the number of Company Shares subject to such Company Option and
    (ii) the

    Exchange Ratio. Such converted Company Options shall have a per share exercise price, rounded to the nearest whole cent, equal to (x) the aggregate exercise price for the Company Shares purchasable pursuant to such Company Option divided by (y) the number of shares of Parent Common Stock deemed purchasable under such Company Option in accordance with the foregoing; provided, however, that in the case of any Company Option which is an "incentive stock option" as defined under Section 422 of the Code, the adjustments provided by this Section 3.07 shall be effected in a manner consistent with Section 424(a) of the Code. Prior to the Effective Time, the Company and Parent will make all necessary arrangements with respect to the Company Shares Plans and the stock plans of Parent to permit the assumption of such Company Options by Parent pursuant to this Section 3.07. Notwithstanding the foregoing, each Company Option held by a non-employee director shall, at the election of each such director, at the Effective Time be cancelled and such holder shall receive in settlement thereof a cash payment in an amount, if any, equal to the product of (i) the Offer Price minus the per share exercise price for such Company Option and (ii) the total number of Company Shares which the holder of such Company Option is entitled to purchase under such Company Option.

        (b) At the Effective Time, each Company Share that has been acquired pursuant to the exercise of a Company Option or a stock purchase agreement entered into under any of the Company Shares Plans (a "RESTRICTED STOCK AGREEMENT"), which share is then subject to a risk of forfeiture, including a repurchase right by the Company at a price equal to the original price, if any, paid for such share (a "RESTRICTED SHARE"), shall be converted into the right to receive the Offer Price in accordance with Section 3.04, and such Merger Consideration shall continue to be subject to the same terms, conditions and restrictions as were applicable to such Restricted Share and shall be paid to the holder of such Restricted Share, without interest, only upon the lapse of any risk of forfeiture or repurchase rights in accordance with the vesting schedule to which such Restricted Share is subject.

        (c) At the Effective Time, Parent will assume each then outstanding Company Option, as converted pursuant to this Section 3.07, in accordance with the terms of the Company Shares Plan under which such Company Option was granted and the agreement, if any, by which it is evidenced and each Restricted Stock Agreement. At the Effective Time, the Company shall assign to Parent and Parent shall assume the Company's repurchase rights under each Company Option and each Restricted Stock Agreement. At or prior to the Effective Time, Parent will take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section 3.07. On the date on which the Merger occurs, Parent will file a registration statement on Form S-8, or another appropriate form, with respect to shares of Parent Common Stock subject to such Company Options, and will use its reasonable efforts to maintain the effectiveness of that registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding. Except as otherwise specifically provided by this
    Section 3.07, the terms of the Company Options and Restricted Stock Agreements (including any vesting schedule), and the relevant Company Shares Plans, as in effect on the Effective Time, shall remain in full force and effect with respect to the Company Options and Restricted Shares after giving effect to the Merger and the assumptions by Parent as set forth above.

        (d) As soon as practicable following the Effective Time, Parent shall deliver to the holders of Company Options and Restricted Shares appropriate notices setting forth such holders' rights pursuant to the respective Company Shares Plans and the agreements evidencing the grants of such Company Options and Restricted Shares.

    3.08  WARRANTS.

        (a) At the Effective Time, Parent shall grant to Northwest Airlines and Imperial Bank, each holders of outstanding warrants to purchase Company Shares (an "OLD WARRANT"), a warrant to purchase Parent Shares (a "NEW WARRANT"). With respect to any such New Warrant (i) the number of shares of Parent Common Stock subject to such New Warrant will be determined by multiplying the number of Company Shares for which the corresponding Old Warrant was exercisable by the Exchange Ratio (for Northwest, this calculation will be made upon exercise of the New Warrant), rounding any fractional shares down to the nearest whole share, and (ii) the exercise price per share of such New Warrant will be determined by dividing the exercise price per share applicable to the Old Warrant by the Exchange Ratio, and rounding the exercise price thus determined down to the nearest whole cent. Except as provided above, the converted or substituted New Warrants shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the Old Warrants immediately prior to the Effective Time.

        (b) Disney has entered into an ePartner Agreement with the Company through which under certain conditions, the Company will issue to Disney a warrant (the "OLD POTENTIAL DISNEY WARRANT"). Parent hereby agrees to adopt the agreement and under the conditions specified in the existing ePartner Agreement and will issue to Disney a warrant (the "NEW POTENTIAL DISNEY WARRANT"). With respect to the New Potential Disney Warrant (i) the number of shares of Parent Common Stock subject to such New Potential Disney Warrant will be determined by multiplying the number of Company Shares for which the corresponding Old Potential Disney Warrant was exercisable by the Exchange Ratio, rounding any fractional shares down to the nearest whole share, and (ii) the exercise price per share of such New Potential Disney Warrant will be determined by dividing the exercise price per share applicable to the Old Potential Disney Warrant by the Exchange Ratio, and rounding the exercise price thus determined down to the nearest whole cent. Except as provided above, the converted or substituted New Potential Disney Warrant shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the Old Potential Disney Warrant immediately prior to the Effective Time.

    3.09 DISSENTING STOCKHOLDERS. Dissenters' Shares will be paid for by Parent in accordance with Section 262 of the DGCL. The Company shall give Parent
(a) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenters' Shares or offer to settle, or settle, any such demands.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

    4.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, the Company delivered to Parent, and Parent delivered to the Company, a schedule (with respect to each such party, its "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate either
(a) in response to an express informational requirement contained in or requested by a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 4.02 or 4.03, respectively, or to one or more of its covenants contained in Article V or VI.

    4.02 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. References below to the "knowledge of the Company" shall mean the actual knowledge of Gadi Maier, Ken Pelowski, Bob Brown, David Muhlitner, Eric Sirkin, David Breyfogle and John Anderson. Except as specifically disclosed in the Company Disclosure Schedule referencing the specific section, the Company hereby represents and warrants to Parent as follows:

        (a) DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER.

           (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. The respective Constitutive Documents of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries. The Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization and identifies the Company's (direct or indirect) percentage of equity ownership therein.

           (ii) Each Subsidiary is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. The respective Constitutive Documents of the Subsidiaries do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries.

        (b) CAPITAL STOCK.

           (i) The Company has (A) 200,000,000 authorized shares of Company Common Stock, of which 35,116, 995 shares were outstanding as of August 23, 2000, and (B) 10,000,000 authorized shares of Company Preferred Stock, of which one share of Series D1, par value $0.0001 per share, one share of Series D2, par value $0.0001 per share and one share of Series D3, par value $0.0001 per share were outstanding as of August 23, 2000. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights.

           (ii) Set forth on the Company Disclosure Schedule is a list of all existing Rights of any kind with respect to the Company, and no other securities or obligations evidencing Rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

           (iii) Set forth on the Company's Disclosure Schedule is a list of each Company Compensation and Benefit Plan under which any shares of capital stock of the Company or any Rights with respect thereto have been or may be awarded or issued ("COMPANY SHARES PLANS"). As of August 23, 2000, the Company has outstanding Company Options representing the right to acquire 8,559,076 shares of Company Common Stock. As of August 23, 2000, there were 21,014,599 shares of Company Common Stock authorized for issuance pursuant to the Company Shares Plans. Except as described in the immediately preceding sentence, the Company has no Company Common Stock authorized for issuance pursuant to any Company Shares Plans.

        (c) SUBSIDIARIES. No equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company or a wholly-owned Subsidiary of the Company) by reason of any Rights with respect thereto. There are no Contracts by which any of the Company's Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no Contracts relating to the rights of the Company to vote or to dispose of such shares. All of the shares of capital stock of each of the Company's Subsidiaries are validly issued, fully paid and nonassessable and subject to no Rights and are owned by the Company or a Subsidiary of the Company free and clear of any Liens.

        (d) CORPORATE AUTHORITY AND ACTION.

           (i) The Company has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the execution and delivery of, and performance of its obligations under this Agreement and, subject only to obtaining the requisite adoption of this Agreement by the holders of a majority of the Company Shares entitled to vote at the Company Shareholders Meeting (the "COMPANY REQUISITE VOTE"), to consummate the Merger. This Agreement constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

           (ii) The Company has taken all action necessary in order to exempt this Agreement, the Stockholders Agreements and the Merger and the other transactions contemplated hereby and thereby from, and this Agreement, the Stockholders Agreements and the Merger and the other transactions contemplated hereby and thereby are exempt from, the requirements of
       Section 203 of the DGCL.

        (e) GOVERNMENTAL FILINGS; NO VIOLATIONS. Other than those filings and/or notices made (i) pursuant to Section 3.02, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) under state securities or "blue sky" laws and (iv) under rules and regulations of Nasdaq, and (v) such other filings and/or notices as to which any failure to file such filings or notices could not be reasonably expected to be material to the Company, no notices, reports, applications or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by any of them from, any Governmental Authority in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby. Subject to obtaining the Company Requisite Vote, and the making or obtaining of all filings, notices, applications, consents, registrations, approvals, permits or authorizations with or of any relevant Governmental Authority with respect to the Merger and the other transactions contemplated hereby, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or (2) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any Material Contract of it or of any of its Subsidiaries or to which the Company or any of the Company's Subsidiaries or its or their properties is subject or bound or
    (3) constitute a breach or violation of, or a default under, the Constitutive Documents of the Company or any of its Subsidiaries or
    (4) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or the consent or approval of any other party to any such Contract except, in the case of clauses (1) and (4), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (f) REPORTS. The Company and its Subsidiaries have filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that they were required to file since September 15, 1999 with (i) the SEC or (ii) any other applicable Governmental Authority (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the "REPORTS"), including all Reports required under the Securities Laws. Each of the Reports, when filed, complied as to form with the statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed.

        (g) COMPANY SEC DOCUMENTS AND FINANCIAL STATEMENTS.

           (i) Since November 22, 1999, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC ("COMPANY SEC DOCUMENTS"). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Company SEC Documents, including the financial statements, exhibits and schedules thereto, filed and publicly available with the SEC prior to the date hereof complied (and each of the Company SEC Documents filed after the date of this Agreement, will comply) as to form with applicable Securities Laws and did not (or in the case of statements, circulars or reports filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

           (ii) Each of the Company's consolidated statements of financial condition or balance sheets included in or incorporated by reference into the Company SEC Documents, including the related notes and schedules, fairly presented in all material respects (or, in the case of Company SEC Documents filed after the date of this Agreement, will fairly present in all material respects) the consolidated financial position of the Company and its Subsidiaries as of the date of such balance sheet and each of the Company's consolidated statements of income, cash flows and changes in stockholders' equity included in or incorporated by reference into the Company SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the "COMPANY FINANCIAL STATEMENTS"), fairly presented in all material respects (or, in the case of Company SEC Documents filed after the date of this Agreement, will fairly present in all material respects) the consolidated results of operations, cash flows and changes in stockholders' equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as may be noted therein and except, in the case of unaudited statements, for the absence of notes).

        (h) ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Company Financial Statements filed prior to the date hereof, none of the Company or its Subsidiaries has any obligation or liability (absolute, accrued, contingent or otherwise), that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

           (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as expressly contemplated by this Agreement or the transactions contemplated hereby, since January 31, 2000, the Company and its Subsidiaries have conducted their business only in the ordinary and usual course consistent with past practice, and there has not been (i) any Material Adverse Effect on the Company or any development or combination of developments that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, dividend, combination, recapitalization or similar transaction with respect to any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Shares upon the exercise of Company Options awarded prior to the date hereof in accordance with their terms, (iv) any granting by the Company or any of its Subsidiaries to any Employee of any increase in compensation, bonus or other benefits (including the right to accelerated vesting with respect to any Company Option or Restricted Share or any other change in control related benefit or compensation), except for normal increases in the ordinary course of business and in accordance with past practice or as was required under any employment agreements in effect as of January 31, 2000, (v) any granting by the Company or any of its Subsidiaries to any Employee of any increase in severance or termination pay, except in the ordinary course of business and consistent with past practice, (vi) any entry by the Company or any of its Subsidiaries into, or any amendments of, any Company Compensation and Benefit Plan, (vii) except as required by a change in GAAP and concurred in by the Company's independent auditors, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business or (viii) any tax election made or changed that would be Material to the Company or any of its tax attributes or any settlement or compromise of any Material tax audit.

        (j) LITIGATION; REGULATORY ACTION. There are no material civil, criminal, or administrative actions, suits or litigation, proceedings, investigations or controversies ("LITIGATION") before any court, arbitrator, mediator, or Governmental Authority pending against or involving the Company or any of its Subsidiaries, and, to the Company's knowledge, no such Litigation has been threatened.

        (k) COMPLIANCE WITH LAWS. Each of the Company and its Subsidiaries:

           (i) in the conduct of business is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company;

           (ii) has all permits, licenses, authorizations, orders and approvals of, and has made or obtained all filings, notices, applications, consents, registrations or permits with, to or of all Governmental Authorities that are required in order to permit it to own and operate its businesses as presently conducted; and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancelation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current, except, in each of the foregoing cases, any permits, licenses, authorizations, orders, approvals, filings, notices, applications, consents, registrations, or permits the lack of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (l) VOTE REQUIRED. The Company Requisite Vote is the only vote of the holders of any class or series of the Company capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

    (m) BROKERS; FINANCIAL OPINION. (i) None of the Company or its Subsidiaries, or any of their directors, officers or employees, has employed any broker or finder, or incurred any broker's or finder's commissions or fees, in connection with the transactions contemplated hereby, except that the Company has engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as its financial advisors, the arrangements with which have been provided to Parent.

           (ii) The Company has received the oral opinion (to be subsequently confirmed in writing) of DLJ, on or prior to the date of this Agreement, to the effect that, subject to certain qualifications and limitations stated by DLJ, as of the date of such opinion, the consideration to be received by the holders of Company Shares in the Offer and the Merger is fair from a financial point of view to such holders (other than Parent and its affiliates).

        (n) EMPLOYEE BENEFIT PLANS.

           (i) The Company Disclosure Schedule contains a complete list of all material bonus, vacation, deferred compensation, severance, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment, change-in-control, severance, consulting, employee loan, or similar agreements or contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements, whether written or oral and whether or not legally binding, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any Employee or the beneficiaries of any Employee, or pursuant to which the Company or any of its Subsidiaries may have any material liability (collectively, the "COMPANY COMPENSATION AND BENEFIT PLANS").

           (ii) True and complete copies of the Company Compensation and Benefit Plans, including, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to Parent. Neither the Company nor any of its Subsidiaries has any plan or commitment whether legally binding or not, to establish any new Company Compensation and Benefit Plan or to modify or to terminate any Company Compensation and Benefit Plan (except as required by this Agreement or as may be necessary to ensure compliance with the qualifying requirements imposed by the Code).

           (iii) Each of the Company Compensation and Benefit Plans has in all material respects been administered in accordance with the terms thereof and all applicable law. Each Company Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (each such plan, a "PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances which could result in the revocation or denial of any such favorable determination letter. No Pension Plan is subject to Title IV of ERISA or Section 412 of the Code and neither the Company, nor any of its Subsidiaries nor any ERISA Affiliate of the Company or any of its Subsidiaries has at any time sponsored, maintained, contributed to or been required to contribute to any employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Compensation and Benefit Plan that is not exempt from such provisions of the Code or ERISA pursuant to
       Section 4975 of the Code or Section 404 of ERISA. Except as previously disclosed in the Company Disclosure Schedule, there is no pending or, to the Company's knowledge, threatened litigation or governmental audit, examination or investigation relating to the Company Compensation and Benefit Plans.

           (iv) Neither the Company nor any of its Subsidiaries has at any time had any ERISA Affiliates (other than the Company or any of its Subsidiaries). For purposes of this Agreement, the term "ERISA AFFILIATE" means, with respect to any Person, each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliate service group" with such Person within the meaning of
       Section 414(b), (c) or (m) of the Code, or is under "common control" with such Person, within the meaning of Section 4001(a)(14) of ERISA.

           (v) All contributions, premiums and payments required to be made under the terms of any Company Compensation and Benefit Plan have been made.

           (vi) Neither the Company nor any of its Subsidiaries (A) maintains or contributes to any Company Compensation and Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his or her retirement or termination of employment or service, except as may be required by Section 4980B of the Code; or (B) has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to employees as a group) that such Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment or service, except to the extent required by Section 4980B of the Code.

           (vii) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (A) constitute an event under any Company Compensation and Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, deemed satisfaction of goals or conditions, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee,
       (B) result in the triggering or imposition of any restrictions or limitations on the right of the Company, any of its Subsidiaries or the Surviving Corporation to amend or terminate any Company Compensation and Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes, or (C) result in any payment or benefit that will or may be made by the Company, any of its Subsidiaries, the Surviving Corporation or any of their respective affiliates that will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

           (viii) Each of the Company and its Subsidiaries (A) is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to any Employee; (B) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (C) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
       (D) except for liabilities arising in the ordinary course of business, is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

           (ix) The contributions of the Company and any of its Subsidiaries to any trust described in Section 501(c)(9) of the Code have complied in all respects with Section 419A of the Code.

           (x) There is no commitment covering any Employee that, individually or in the aggregate, would be reasonably likely to give rise to the payment of any amount that would result in a loss of tax deduction pursuant to Section 162(m) of the Code.

        (o) LABOR RELATIONS. Each of the Company and its Subsidiaries is in compliance with all currently applicable laws respecting employment including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, other than any requirements where any noncompliance could not, individually or in the aggregate, reasonably be expected to be material to the Company. Neither the Company nor any of its Subsidiaries is a party to, is negotiating or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Company or any of its Subsidiaries pending or, to its knowledge, threatened, nor is it aware of any activity involving the Company's or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

        (p) TAX MATTERS.

           (i) All Tax Returns required to be filed by the Company or its Subsidiaries either on a separate or combined or consolidated basis on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Authority on or prior to the Effective Time or by the due date thereof including extensions, except where the failure to file such Tax Returns could not reasonably be expected to be material to the Company. All such Tax Returns are (or, as to Tax Returns not filed on the date hereof, will be) complete and accurate in all material respects.

           (ii) All Taxes required to be paid (whether or not shown as due on the Tax Returns) either (i) have been fully paid (except with respect to matters contested in good faith as set forth in the Company Disclosure Schedule) or (ii) are adequately reflected as a liability on the Company's or its Subsidiaries' books and records. Except for an immaterial amount of Taxes, all Taxes required to be collected or withheld from third parties have been collected or withheld.

           (iii) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and its Subsidiaries have made, in accordance with past practice and custom, due and sufficient accruals for such Taxes in their respective books and records and financial statements.

           (iv) The Company and getthere Limited, and to the knowledge of the Company, its Subsidiaries other than getthere Limited, have not waived any statute of limitations, or agreed to any extension of time, with respect to federal income or state Taxes or a Tax assessment or deficiency.

           (v) As of this date, (i) there are not pending or, to the knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and (ii) there are not any unresolved questions or claims concerning the

       Company's or any of its Subsidiaries' Tax liability that were raised by any Taxing Authority in a communication to the Company or any Subsidiary.

           (vi) The Company has made available to Parent correct and complete copies of the United States federal income and all state income or franchise and sales or use Tax Returns filed by the Company for each of its fiscal years ended on or about December 31, 1995, 1996, 1997 and 1998.

           (vii) The Company has made available to Parent correct and complete copies of the United States federal income and all state income or franchise and sales or use Tax Returns filed by each Subsidiary in the possession of the Company.

           (viii) The Company has not distributed the stock of a "controlled corporation" (within the meaning of that term as used in section 355(a) of the Code) in a transaction subject to section 355 of the Code within the past two years.

           (ix) None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

           (x) No claim has ever been made in writing by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, nor is the Company aware of any facts that would give rise to such a claim.

           (xi) The Company Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ending on or after January 31, 2000, indicates those Tax Returns of the Company that have been audited, and indicates those Tax Returns of the Company and its Subsidiaries that currently are subject of an audit.

           (xii) None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement.

           (xiii) As of January 31, 2000, the net operating loss carryforward of the Company and its Subsidiaries for federal income Tax purposes was not less than $40,000,000, and except as set forth in the Company Disclosure Schedule, the Company and its Subsidiaries are not subject to any limitations (e.g. Sections 382 and 384 of the Code or under the consolidated return regulations pursuant to Section 1502 of the Code or similar provisions of state laws affecting such net operating loss carryforwards for state income tax or state franchise tax purposes) on its ability to use the net operating loss carryforward other than those that may arise as a result of the transactions contemplated by this Agreement.

           (xiv) The Company Disclosure Schedule lists, as of January 31, 2000, all net operating loss carryforwards of the Company for state income tax or state franchise tax purposes.

        (q) INTELLECTUAL PROPERTY.

           (i) Each item of Company Intellectual Property owned by the Company or its Subsidiaries that is a patent, patent application, trademark, trademark application, service mark, service mark application, logo, trade name, domain name, corporate name, copyright registration, copyright application, mask work registration, or mask work application is set forth on the Company Disclosure Schedule.

           (ii) The Company and its Subsidiaries possess all right, title and interest in and to the Company Intellectual Property owned by the Company or its Subsidiaries that is material to the business of the Company, free and clear of any Liens, and have the right to require the applicant of any Company Intellectual Property of the Company, its Subsidiaries, or its

       Employees that is material to the business of the Company that is an application, including but not limited to patent applications, trademark applications, service mark applications, copyright applications, or mask work applications, to transfer ownership to the Company or its Subsidiaries of the application and of the registration once it issues. All registered patents, trademarks, service marks and copyrights listed on the Company Disclosure Schedule that are material to the business of the Company are valid and subsisting and in full force and effect.

           (iii) The Company and its Subsidiaries have obtained valid and effective assignments from all of their employees, former employees, independent contractors and former independent contractors (collectively defined herein as "ORIGINATORS") of all of such Originators' rights in any Intellectual Property developed by such Originators while employed by or under contract with the Company and its Subsidiaries, except where any failure to obtain such assignments could not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

           (iv) The Company or its Subsidiaries own or have the right to use all Company Intellectual Property that is necessary for the ownership, maintenance and operation of the Company's and its Subsidiaries' properties and assets and the conduct of the Company's and its Subsidiaries' businesses as they have been and are currently conducted; and the Company and its Subsidiaries have the right to use all of the Company Intellectual Property in all jurisdictions in which the Company and its Subsidiaries have conducted or presently conduct their businesses; and the consummation of the transactions contemplated hereby will not alter or impair any such rights in any manner that could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

           (v) To the knowledge of the Company, the Company owns or has the right to use all of the Intellectual Property that the Company reasonably believes is necessary for the conduct of the businesses set forth on
       Section 5.01(a)(ii)(A) of the Company's Disclosure Schedule.

           (vi) To the Company's knowledge, the Company and its Subsidiaries have not, and the continued operation of the businesses as presently conducted will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company or its Subsidiaries have not received any charge, complaint, claim, demand or notice so alleging (including any claim that the Company and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party).

           (vii) To the Company's knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Company Intellectual Property in any manner that could reasonably be expected to have a Material Adverse Effect on the Company.

           (viii) No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been made, is pending, or, to the knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use or ownership of any Company Intellectual Property owned by the Company that is material to the business of the Company.

           (ix) To the Company's knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been made, is pending or is threatened, which challenges the legality, validity, enforceability, use or ownership of any Company Intellectual Property owned by a Person other than the Company or its Subsidiaries.

        (r) NO TERMINATION OF BUSINESS RELATIONSHIP. As of the date hereof, none of the Persons that are parties to the Contracts listed on Section 4.02(r) of the Company Disclosure Schedule with which the Company or any Subsidiary has a material business relationship has given notice in writing of any intention to cancel or otherwise terminate, prior to the end of the applicable Contract term, its Contract with the Company or any Subsidiary and, to the knowledge of the Company as of the date hereof, no event has occurred or failed to occur which (i) would, to the knowledge of the Company as of the date hereof, precipitate the cancelation or termination of such Contract or (ii) would entitle any such entity or customer to terminate such Contract.

        (s) CONTRACTS. (i) Set forth in the Company Disclosure Schedule is a true and complete list of the following Contracts, whether written or oral, entered into by either the Company or any of its Subsidiaries, as of the date hereof:

        (A) Global Manager Agreements that are material to the business of the Company;

        (B) ePartner Agreements that are material to the business of the Company;

        (C) Content Delivery Agreements;

        (D) FlightRez Agreements that are material to the business of the Company;

        (E) Contracts in respect of any joint venture, partnership or other similar arrangement (including, without limitation, any joint development agreement), other than Contracts referred to in the preceding paragraphs
    (A) through (D) whether or not required to be scheduled;

        (F) Contracts through which the Company committed to issue Warrants after the date hereof if certain terms or milestones are achieved;

        (G) Contracts under which the Company or any Subsidiary may have an obligation to or has agreed to reimburse any Person for amounts in excess of $25,000 received by the Company or such Subsidiary in the event certain milestones or minimum requirements are not achieved;

        (H) Contracts relating to the acquisition by the Company or any Subsidiary of any operating business or the capital stock of any other Person that have not been consummated or that have been consummated but contain warranties, representations, covenants, guaranties, indemnities or other obligations that remain in effect;

        (I) Contracts relating to joint defense, settlement, compromise or other actions or restrictions on actions by the Company that would materially affect the Company's position with respect to any pending, or to the knowledge of the Company, threatened litigation by or against the Company;

        (J) Contracts (or group of related Contracts) relating to the purchase of supplies, products, goods, or services if the termination of any such Contract could individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company;

        (K) Contracts relating to the lending or borrowing of money or other indebtedness for borrowed money in excess of $75,000 or pursuant to which the Company or any of its Subsidiaries' assets are or may become subject to a lien, charge, mortgage or other encumbrance;

        (L) Contracts under which the Company or any Subsidiary has agreed to indemnify any person for in excess of $2 million, except for indemnification obligations incurred in the ordinary course of business, it being understood that business interruption is not in the ordinary course, and except those contracts already set forth on the Company Disclosure Schedule pursuant to clauses (A) through (K) above;

        (M) Contracts that contain non-competition, exclusivity or other similar provisions that would materially limit, impair or restrict the ability of the Company, the Surviving Corporation or any of their Subsidiaries to do business in any line of business or in any geographical area or with any person;

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
        (N) Contracts relating to advertising arrangements, except those contracts terminable (other than in the case of default by a party thereto) on 90 days' or less notice without any penalty and those involving receipt or payment of less than $75,000 in any year;

        (O) Contracts pursuant to which the Company accesses the global distribution system operated by another entity;

        (P) Contracts pursuant to which the Company or any Subsidiary leases, subleases or otherwise has the right to use any real property;

        (Q) Contracts with any Employee of the Company or consultant relating to severance, bonus or similar arrangements that become operative in connection with or as a result of the Merger; and

        (R) Contracts (other than those specified in any of clauses (A) through (Q) of this clause (i)) if the termination of such Contract could reasonably be expected to have a Material Adverse Effect on the Company (individually, a "MATERIAL CONTRACT", and collectively, the "Material Contracts") (all Contracts required to be listed in clauses (A) through (R) are collectively, the "DISCLOSED CONTRACTS").

           (ii) Unless precluded by an applicable confidentiality agreement or except as specified in the Company Disclosure Schedule, true and complete copies of all Disclosed Contracts listed on the Company Disclosure Schedule have been made available to Parent. All of the Disclosed Contracts referred to in the preceding paragraph (i) clauses (A) through
       (R) are, and after giving effect to the Merger will be, legal, valid, binding, in full force and effect and enforceable in accordance with their terms against the Company, or the applicable Subsidiary (as the case may be), and, to the knowledge of the Company, against the respective counterparties to such Disclosed Contracts subject to (x) the Bankruptcy and Equity Exception and (y) obtaining the consent of the other party to such Disclosed Contract in connection with the Merger. None of the Company or any of its Subsidiaries or, to the knowledge of the Company as of the date hereof, any other party, is in breach, violation or default under any Disclosed Contract listed or required to be listed on the Company Disclosure Schedule where such breach, violation or default could reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no event exists which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to any material lien, charge or encumbrance or right of termination, modification, cancelation, prepayment, suspension, limitation, revocation or acceleration, under any Disclosed Contract listed or required to be listed on the Company Disclosure Schedule.

        (t) INSURANCE. The Company and each Subsidiary maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms, with such deductibles, and covering such risks (including fire, casualty, and liability), as is consistent with industry practice. There is no material default with respect to any provision contained in any insurance policy, nor has the Company or any Subsidiary failed to give any notice or present any claim under any such policy in due and timely fashion. All premiums due and payable with respect to the insurance policies have been paid. All such policies are in full force and effect. Neither the Company nor any Subsidiary has failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies or has otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by the Company or any Subsidiary under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. No notice of cancelation or non-renewal of any such policy has been received by the Company or any Subsidiary.

        (u) ENVIRONMENTAL. Except as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company,
    (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, have obtained, and are in material compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("ENVIRONMENTAL PERMITS"), and have made all appropriate filings for issuance or renewal of such Environmental Permits; (ii) to the knowledge of the Company, there is no material contamination of, and there have been no material releases or threatened releases of Hazardous Substances at, any real property owned, leased or operated by the Company, or any of its Subsidiaries, and
    (iii) there are no civil, criminal or administrative actions, suits or proceedings pending against the Company before any court or Governmental Authority or, to the knowledge of the Company, threatened against the Company that are based on or related to any Environmental Matters.

    4.03 REPRESENTATIONS AND WARRANTIES OF PARENT. Except as specifically disclosed in the Parent SEC Documents or in the Parent Disclosure Schedule referencing the specific Section, Parent hereby represents and warrants to the Company as follows:

        (a) DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER.

           (i) Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

           (ii) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

        (b) CORPORATE AUTHORITY AND ACTION. Parent and Merger Sub each have the requisite corporate power and authority, and have taken all corporate action necessary, in order to authorize the execution and delivery of, and performance of their respective obligations under, this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (c) GOVERNMENTAL FILINGS; NO VIOLATIONS. Other than those filings and/or notices made (i) pursuant to Section 3.02, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) under the rules and regulations of the NYSE and (iv) such other filings and/or notices as to which any failure to file such filings or notices could not be reasonably expected to be material to Parent, no notices, reports, applications or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by either of them from, any Governmental Authority in connection with the execution and delivery of this Agreement by Parent and by Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby. The making or obtaining of all filings, notices, applications, consents, registrations, approvals, permits or authorizations with or of any relevant Governmental Authority with respect to the Merger and the other transactions contemplated hereby, the execution, delivery and performance of this Agreement, and the consummation of the Merger and other transactions contemplated hereby, does not and will not
    (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or any Contract of it or to which Parent or its properties are subject or bound, (2) constitute a breach or violation of, or a default under, the Constitutive Documents of Parent or Merger Sub, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such Contract except, in the case of clauses (1) and (3), as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent.

        (d) OFFER DOCUMENTS; COMPANY PROXY STATEMENT; SCHEDULE 14D-9. None of the Offer Documents, the Schedule TO or the State Filings nor any information supplied by Parent or Merger Sub for inclusion in the
    Schedule 14D-9 will, at the time the Offer Documents, the Schedule TO, the State Filings, the Schedule 14D-9 or any amendments or supplements thereto, are filed with the SEC or any applicable state authority or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent and Merger Sub for inclusion in the letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to stockholders in connection with the Merger, or any schedule required to be filed with the SEC in connection therewith (collectively, the "COMPANY PROXY STATEMENT"), will not, on the date the Company Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or shall, at the time of the Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any of the Offer Documents, the Schedule TO, the State Filings, the Company Proxy Statement or any amendment or supplement thereto. The Offer Documents and the Schedule TO shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE V
                       ACTIONS PENDING THE EFFECTIVE TIME

    5.01 FORBEARANCES OF THE COMPANY. Except as set forth in the Company's Disclosure Schedule or as expressly contemplated by this Agreement (including
Section 8.04), without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company will not, and will cause each of its Subsidiaries not to:

        (a) ORDINARY COURSE.

           (i) Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course, or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with clients, customers, suppliers, employees and business associates.

           (ii) (A) enter into any new line of business, (B) incur or commit to any capital expenditures or (C) otherwise engage in any practice, take any action, or enter into any transaction which would cause any representation or warranty set forth in Section 4.02 (i) to be untrue in any material respect.

        (b) CAPITAL STOCK. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of the Company or any of its Subsidiaries (other than issuances or sales by a Subsidiary to the Company or a wholly-owned Subsidiary of the Company) or any Rights in respect thereof (including any rights issued under any stockholders rights plan or similar plan), or enter into any agreement with respect to the foregoing other than (i) pursuant to Rights that are described in Section 4.02(b)(ii), (ii) grants of options and stock purchase rights to employees or replacements of executive officers (but no other executive officers), under existing Company Shares Plans in the ordinary course of business which (A) have vesting and termination provisions that are consistent with past practice, but no more advantageous than, those vesting and termination provisions provided in the Company's current forms of option agreements and (B) have an exercise price not less than fair market value.

        (c) DIVIDENDS, ETC. (i) Declare, set aside for payment or pay any dividend or other distribution (whether in cash, stock or property) on or in respect of, or declare or make any distribution on, any shares of capital stock of the Company or any of its Subsidiaries, other than dividends and distributions from direct or indirect wholly-owned Subsidiaries of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

        (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC.

           (i) Hire or otherwise enter into any arrangement with any executive officer or (ii) enter into, amend, modify or renew any employment, consulting, severance or similar contract with any Employee (other than an employee hired on an "at will" basis, who may be terminated by the Company on no more than 30 days' notice without penalty), or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (A) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (B) for other changes that are required by applicable law, (C) to satisfy contractual obligations that are existing as of the date hereof, (D) in connection with the engagement of independent contractors, consultants or new hires of employees or replacements of executive officers (but no other executive officers) in the ordinary course of business and (E) for arrangements specifically contemplated by this Agreement.

        (e) BENEFIT PLANS. Enter into, establish, adopt or amend (except as may be required by applicable law or this Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, severance, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or any of its Subsidiaries.

        (f) NO REORGANIZATIONS OR DISPOSITIONS. The Company shall not, and shall not permit any Subsidiary to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries), except in the ordinary course of business, consistent with past practices, or as contemplated by this Agreement.

        (g) NO ACQUISITIONS OR JOINT VENTURES. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of the Company and its Subsidiaries in the ordinary course). Except in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, enter into, or agree to enter into any joint venture or partnership, or any discussions with respect to any joint venture or partnership.

        (h) CONSTITUTIVE DOCUMENTS. Amend the Constitutive Documents of the Company or any of its Subsidiaries.

        (i) ACCOUNTING METHODS; INCOME TAX ELECTIONS; TAX RETURNS. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and except as required by changes in GAAP as concurred in by the Company's independent auditors, the Company shall not change its methods of accounting in effect at January 31, 2000. The Company shall not (i) change its fiscal year or (ii) make any material Tax election, other than in the ordinary course of business consistent with past practice, without the consent of Parent. The Company shall prepare and file all Tax Returns required to be filed and pay all required Taxes due in accordance with applicable law.

        (j) CLAIMS. Settle any material claim, action or proceeding, except for any such claim, action or proceeding involving solely money damages where, if the relevant litigation has been the subject of a reserve, the amount paid or to be paid in settlement or compromise does not exceed such reserve, and, in any case, the relevant litigation is not reasonably likely to establish an adverse precedent that would be material to the Company's business or require material changes in the Company's business practices.

        (k) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

        (l) ADVERSE ACTIONS. Except as otherwise explicitly permitted by this Agreement, knowingly take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be expressly required by applicable law or regulation; or

        (m) COMMITMENTS. Agree, commit to or enter into any agreement to take any of the actions referred to in Section 5.01(a) through (l).

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
                                   ARTICLE VI
                                   COVENANTS

    6.01  EFFORTS.

        (a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub will use its commercially reasonable efforts in good faith to take, or cause to be taken (including causing any of its Subsidiaries to take), all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and will cooperate fully with the other parties hereto to that end; and, in furtherance of the foregoing, the parties agree to use their respective commercially reasonable efforts to prevent the entry of any Restraints and to appeal as promptly as practicable any such Restraints that may be entered.

        (b) Without limiting the generality of Section 6.01(a), the Company will use its commercially reasonable efforts to obtain the consent or approval of all Persons party to a Disclosed Contract with the Company or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or for the Surviving Corporation to receive the benefits of such Contract.

    6.02 COMPANY PROXY STATEMENT. If required under applicable law, the Company and Parent shall prepare the Company Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after Merger Sub purchases the Company Shares pursuant to the Offer, and use all reasonable efforts to have it cleared by the SEC. As promptly as practicable after the Company Proxy Statement has been cleared by the SEC, the Company shall mail the Company Proxy Statement to the stockholders of the Company as of the record date for the Company Shareholder Meeting.

    6.03  STOCKHOLDER MEETINGS.

        (a) After consummation of the Offer, in the event Merger Sub acquires less than 90 percent of the Company Shares, the Company will take all action necessary to convene a special meeting of the holders of the Company Shares at which the holders of the Company Shares will consider the adoption of this Agreement (including any adjournments or postponements thereof, the "COMPANY SHAREHOLDERS MEETING") as promptly as practicable to consider and vote on the Merger and this Agreement. At the Company Shareholders Meeting, or if any action is taken by written consent with respect to the Merger, Parent shall, and shall cause Merger Sub and any Affiliate of Parent owning or holding Company Shares, to vote all Company Shares owned or held by Parent, Merger Sub and any such Affiliate in favor of the Merger and the Merger Agreement. Subject to the terms of this Agreement and subject to its fiduciary obligations under applicable law, the Board of Directors of the Company shall recommend to its stockholders the adoption of this Agreement at the Company Shareholders Meeting and shall use commercially reasonable efforts to solicit such adoption. In the event that subsequent to the date hereof, the Board of Directors of the Company determines that the Offer is no longer fair to, or in the best interests of, the Company's Stockholders, or that this Agreement is no longer advisable and either makes no recommendation or recommends that its stockholders reject the Offer and this Agreement, the Company shall nevertheless submit this Agreement to the holders of the Company Shares for adoption at the Company Shareholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Company Shareholders Meeting.

        (b) Parent and Merger Sub shall not, and they shall cause their subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the Company Shares acquired pursuant to the Offer or otherwise prior to the Company Shareholder Meeting; provided, however, that this
    Section 6.03(b) shall not apply to the sale, transfer, assignment, encumbrance or other disposition of any or all such Company Shares in transactions involving solely Parent, Merger Sub and/or one or more of their wholly-owned subsidiaries.

        (c) Notwithstanding the foregoing, in the event that Merger Sub shall acquire Company Shares representing at least 90% of the votes represented by all outstanding Common Stock, the parties hereto agree, at the request of Merger Sub, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

    6.04 PUBLICITY. The initial press release concerning the Merger and the other transactions contemplated by this Agreement shall be a joint press release in such form agreed to by the parties and thereafter the Company and Parent each shall consult with the other and provide each other the opportunity to review, comment upon and use commercially reasonable efforts to agree on, any press release or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and neither party shall issue any press release or otherwise make any public announcements with respect thereto without the other's prior consent, except as may be required by law or court process or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange or Nasdaq.

    6.05  ACCESS; INFORMATION.

        (a) The Company will, upon reasonable notice and subject to applicable laws relating to the exchange of information, afford Parent and its authorized Representatives reasonable access during normal business hours throughout the period prior to the Effective Time or the termination of this Agreement to its and its Subsidiaries' books, records (including tax returns and work papers of independent auditors), properties, personnel and such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of the Securities Laws, and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be obligated pursuant to this Section 6.05(a) to provide Parent with, or access to, information that is competitively sensitive.

        (b) Each of Parent and the Company confirm that any information obtained pursuant to this Section 6.05 will be subject to the terms of the letter agreement, dated July 27, 2000 (as it may be amended from time to time, the "CONFIDENTIALITY AGREEMENT"), between Parent and the Company.

        (c) No investigation by a party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement or the conditions to consummation of the Merger contained in Article VII.

    6.06  ACQUISITION PROPOSALS.

        (a) The Company will not, and will cause its officers, directors, agents, advisors and Affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to any Acquisition Proposal, other than the transactions contemplated by this Agreement; PROVIDED, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from
    (i) providing (or authorizing the provision of) information to, or engaging in (or authorizing) discussions or negotiations with, any Person who has made a bona fide written Acquisition Proposal received after the date hereof which did not result from a breach of this Section 6.06; or
    (ii) recommending such an Acquisition Proposal to its stockholders (and in connection therewith withdrawing its favorable recommendation to stockholders to accept the Offer and approve this Agreement), if and only to the extent that, (x) in the case of actions referred to in clause (i), the Company's Board of Directors determines in good faith that such Acquisition Proposal has a reasonable probability of resulting in a Superior Proposal or, in the case of actions referred to in clause (ii), is a Superior Proposal, (y) in the case of actions referred to in each of clauses (i) and
    (ii), the Company's Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation, is required in order to discharge the directors' fiduciary duties in accordance with Delaware law and (z) the Company receives from such Person a confidentiality agreement substantially in the form of the Confidentiality Agreement (which shall not preclude the making of any Acquisition Proposal). For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any Acquisition Proposal by a third party on terms which the Company's Board of Directors determines in its good faith judgment, after consultation with its financial advisors, to be more favorable to stockholders than the Merger and the other transactions contemplated hereby, (x) after taking into account the likelihood and timing of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, (y) after giving Parent the greater of (i) five Business Days following Parent's receipt of the information specified in the last sentence of this subsection (a) or
    (ii) three business days after receipt by Parent of the notice specified in this clause (y) to respond to such third-party Superior Proposal once the Board of Directors of the Company has notified Parent that in the absence of any further action by Parent it would consider such Acquisition Proposal to be a Superior Proposal, and (z) then taking into account any amendment or modification to this Agreement proposed by Parent. The Company also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent, with respect to any of the foregoing. The Company shall promptly (within 24 hours) advise Parent following the receipt by it of any Acquisition Proposal and the material terms thereof (including the identity of the Person making such Acquisition Proposal), and advise Parent of any material developments (including any change in such terms) with respect to such Acquisition Proposal as promptly as practicable after the occurrence thereof.

        (b) Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit the Company or the Company's Board of Directors from notifying any third party that contacts the Company on an unsolicited basis after the date hereof concerning an Acquisition Proposal of the Company's obligations under this Section 6.06.

        (c) Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer by a third party or from making such disclosure as may be required by applicable law.

    6.07  REGULATORY APPLICATIONS; CONSENTS.

        (a) The Company, Parent and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, and to effect all filings, notices, applications, consents, registrations, approvals, permits or authorizations with, to, or of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Each of the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental

    Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent agrees to act reasonably and as promptly as practicable. Each of the Company and Parent agrees that it will consult with the other party hereto with respect to the obtaining of all material consents, registrations, approvals, permits and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

        (b) Subject to applicable laws governing the exchange of information, each of the Company and Parent will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

        (c) Parent and the Company shall use commercially reasonable efforts to comply with the notice and reporting requirements of the HSR Act. Parent and the Company shall use commercially reasonable efforts to comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission (the "ANTITRUST AUTHORITIES") or the antitrust or competition law authorities of any other jurisdiction.

        (d) Parent shall exercise its commercially reasonable efforts, and the Company shall cooperate fully with Parent, to prevent the entry in any Litigation brought by an Antitrust Authority or any other Person of any Restraints which would restrain, enjoin, prohibit or make unlawful or delay the consummation of the transactions contemplated by this Agreement.

        (e) Nothing in this Section 6.07 shall be deemed to require Parent or any of its Subsidiaries to waive any material rights or agree to any material limitations on its operations or to dispose of any material asset or collection of assets prior to, at, or after the Closing Date.

    6.08  EMPLOYEE MATTERS.

        (a) Before the Effective Time, the Company shall take all action necessary to terminate the Company's 1999 Employee Stock Purchase Plan (the "ESPP"). The Company shall take all action necessary to ensure that no participant in the ESPP will be permitted on or after the date of this Agreement to increase the portion of his or her compensation that he or she elects to have withheld for the purchase of Company Common Stock under the ESPP.

        (b)The Company and Parent agree that the individuals who immediately prior to the Effective Time are employees of the Company and its Subsidiaries (the "CONTINUING EMPLOYEES") shall, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, be provided with employee benefits that are no less advantageous in the aggregate to (in Parent's discretion) either (i) the employee benefits provided to the Continuing Employees as a group immediately prior to the Effective Time (but excluding in any event awards under stock options and other equity-based plans) or (ii) the employee benefits provided to those individuals who following the Effective Time are similarly situated employees of Parent other than the Continuing Employees (but excluding in any event awards under stock option and other equity-based plans, flight privileges and any retiree medical benefits) and provided, that nothing herein shall limit the right of any entity to make any changes to or to terminate any employee benefit plan or arrangement or to terminate the employment of any person following the Effective Time. To the extent that Continuing Employees receive medical, dental or health insurance benefits after the Effective Time, Parent shall waive any pre-existing condition exclusions and actively-at-work requirements for Continuing Employees and their covered dependents and provide that any out-of-pocket expenses incurred during the portion of the calendar year preceding the Effective Time by a Continuing Employee or a Continuing Employee's covered dependents shall be taken into account under any such medical, dental or health plans provided to such Continuing Employees for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. Continuing Employees shall also receive credit for services with the Company or its Subsidiaries for purposes of eligibility and vesting, but not benefits accrued, under any employee benefit plan sponsored by Parent. Without limiting the generality of the foregoing, the Company and Parent agree to the matters set forth in the Parent's Disclosure Schedule.

        (c) Prior to the Effective Time, Parent and the Company shall take all such reasonable steps as may be required to cause any dispositions of Company Shares (including derivative securities with respect to Company Shares) or acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        (d) At Parent's request, the Company shall, prior to the Effective Time take all action necessary to terminate each of the Company Compensation and Benefit Plans that is a 401(k) plan or other defined contribution retirement plan.

        (e) The Surviving Corporation shall assume each obligation of the Company relating to a change in control set forth in each Contract listed on
    Section 4.02(n)(i) of the Company's Disclosure Schedule and the Surviving Corporation shall perform such agreements in the same manner and to the same extent as the Company would be required to perform such agreements in the absence of the Merger.

    6.09  NOTIFICATION OF CERTAIN MATTERS.

        (a) The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a breach of any of its representations, warranties, covenants or agreements contained herein such that any of the conditions set forth in
    Article VII would not be satisfied not taking into account for the applicability of this Section 6.09, the proviso to Annex A(c)(iii)(A).

        (b) The Company will promptly notify Parent, and Parent will promptly notify the Company, of:

           (i) any notice or other communication from any Person alleging that any material consent of such Person is or may be required as a condition to consummation of the Merger; or

           (ii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

    6.10  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

        (a) From and after the Effective Time, Parent will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries, determined as of immediately prior to the Effective Time (the "INDEMNIFIED PARTIES"), against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") arising from, relating to or otherwise in respect of, any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including with respect to the transactions contemplated by this Agreement), to the fullest extent permitted under applicable law; PROVIDED that Parent shall not be required to indemnify any Indemnified Party pursuant to this

    Section 6.10 if it is determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of the Company. Parent shall, and shall cause the Surviving Corporation to, advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

        (b) Any Indemnified Party wishing to claim indemnification under
    Section 6.10(a), upon learning of any such claim, action, suit, proceeding or investigation, must promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party to the extent such failure does not materially prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), after the Effective Time (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that Parent shall be obligated pursuant to this
    Section 6.10 to pay for only one firm of counsel (unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest) for all Indemnified Parties in any jurisdiction,
    (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and PROVIDED, FURTHER, that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

        (c) For a period of six years from the Effective Time, Parent will provide director's and officer's liability insurance that serves to reimburse the present and former officers and directors of the Company or any of the Company's Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous in any material respect, as that coverage currently provided by the Company; PROVIDED, HOWEVER, that in no event shall Parent be required to expend per annum more than 150 percent of the current aggregate annual amount expended by the Company (such amount, the "INSURANCE AMOUNT") to maintain or procure such directors and officers insurance coverage; PROVIDED, FURTHER, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.10(c), Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; PROVIDED, FURTHER, that officers and directors of the Company or any Company Subsidiary may be required to make application and provide customary representations and warranties to Parent's insurance carrier for the purpose of obtaining such insurance.

        (d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity, then and in each case, proper provision shall be made so that successors and assigns of Parent shall assume the obligations set forth in this Section 6.10.

        (e) The provisions of this Section 6.10 are intended to be for the benefit of, and enforceable in accordance with their terms by, the Indemnified Parties.

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
    6.11  TAX RETURNS.

    At least 30 days prior to the due date for filing the 1999 and January 1, 2000 to January 31, 2000 United States federal income Tax Returns, any 1999 and January 1, 2000 to January 31, 2000 state income or franchise Tax Returns and any 1999 and 2000 state sales or use Tax Returns of the Company and its Subsidiaries, the Company shall make available to Parent a draft of such Tax Returns as the Company or such Subsidiary proposes to file. Parent shall have the opportunity to review and comment on the draft of such Tax Returns.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each of Parent, Merger Sub and the Company to consummate the Merger is subject to the fulfillment or written waiver by Parent and the Company prior to the Closing of each of the following conditions:

        (a)  STOCKHOLDER APPROVAL.  Unless Merger Sub shall have acquired
    90 percent of the Shares, this Agreement shall have been duly adopted by the stockholders of the Company by the Company Requisite Vote. The parties understand, acknowledge and agree that any and all Company Shares acquired by Merger Sub pursuant to the Offer, or acquired in connection with the Stockholders Agreements, shall be voted for the Merger at the Company Shareholders Meeting.

        (b) GOVERNMENTAL AND REGULATORY CONSENTS. All approvals, consents and authorizations of, filings and registrations with, and applications and notifications to all Governmental Authorities required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; PROVIDED, HOWEVER, that none of the preceding shall be deemed obtained or made if it shall require Parent or any of its Subsidiaries to waive any material rights or agree to any material limitations on its operations or to dispose of any material asset or collection of assets prior to, at, or after the Closing Date.

        (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (individually, a "RESTRAINT" or collectively, "RESTRAINTS") which is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

        (d) OFFER. Merger Sub shall have purchased Company Shares pursuant to the Offer.

                                  ARTICLE VIII
                                  TERMINATION

    8.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time:

        (a)  MUTUAL CONSENT.  By the mutual consent of Parent and the Company.

        (b) BREACH. By Parent, on the one hand, or the Company, on the other hand, in the event of either: (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and, in the case of clauses (i) and (ii), which breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Annex A(c)(iii), in the case of a breach by the Company, not to be satisfied or is reasonably likely to prevent, materially delay or materially impair the ability of the

    Company, Merger Sub or Parent to consummate the Merger and the other transactions contemplated by this Agreement.

        (c) DELAY. By Parent or the Company in the event that the purchase of Shares pursuant to the Offer has failed to occur on or before February 28, 2001, except to the extent that such failure arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c) (which action or inaction constitutes a breach of this Agreement) and PROVIDED, FURTHER that either party may elect to extend the term of the Agreement until not later than April 30, 2001 (the "DROP DEAD DATE") if any applicable regulatory approvals required to be obtained to satisfy the condition set forth in Section 7.01(b) shall not have been obtained by February 28, 2001 but all other conditions to the Closing shall have been fulfilled or capable of being fulfilled by such date.

        (d) NO REGULATORY APPROVAL. (i) By Parent or the Company, if the approval of any Governmental Authority required for consummation of the Offer or Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested the permanent withdrawal of any application therefor.

        (e) FAILURE TO RECOMMEND, ETC. By Parent, if at any time prior to the purchase of Shares pursuant to the Offer, the Company's Board of Directors shall have failed to make its recommendation referred to in Section 6.03, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Parent.

        (f) ACQUISITION PROPOSAL. By Parent, if the Company or its Board of Directors shall take any of the actions described in clause (ii) of the proviso to the first sentence of Section 6.06(a).

        (g) FAILURE TO SATISFY MINIMUM TENDER CONDITION. By Parent or the Company in the event that the Minimum Tender Condition shall not have been satisfied 30 Business Days after all of the conditions set forth in Annex A, except for the Minimum Tender Condition, shall have been satisfied or waived.

    8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01 and
(b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement.

    8.03  TERMINATION FEES.

        (a) The Company agrees to pay to Parent a cash fee of $22,500,000
    (i) if this Agreement is terminated by Parent pursuant to Sections 8.01(b), 8.01(e) or 8.01(f) or by the Company or Parent pursuant to Section 8.01(c), if prior to the time of such termination, an Acquisition Proposal shall have been made to the Company or its stockholders or shall have become publicly known; provided, if the Agreement is terminated pursuant to
    Section 8.01(c), the Acquisition Proposal shall have been made or become known within the 60-day period immediately preceding the date of such termination; or (ii) if the Offer is terminated by Parent prior to the purchase of Shares pursuant to Section 8.01(g) and prior to the termination of the Offer an Acquisition Proposal shall have been made to the Company or its stockholders or shall have been made publicly known, and concurrently with such termination or within six months after such termination, either

           (x) the Company shall have entered into an agreement to engage in an Acquisition Transaction or an Acquisition Transaction approved by the Board of Directors of the Company shall have occurred, or

           (y) the Board of Directors of the Company shall have authorized, recommended or approved an Acquisition Transaction or shall have publicly announced an intention to authorize, recommend or approve an Acquisition Transaction.

        (b) Any payment required to be made pursuant to Section 8.03(a) shall be payable, without setoff, by wire transfer in immediately available funds to an account specified by Parent, not later than three Business Days after the date of termination of this Agreement which gives rise to the Company's obligation pursuant to Section 8.03(a) to make such payment. The payment by the Company of a fee pursuant to Section 8.03(a) which is based upon the Company's knowing and intentional breach of its representations, warranties, covenants or agreements shall be Parent's sole remedy with respect to such breach and Parent hereby waives any and all rights, claims and causes of action it may have against the Company with respect to such breach. Notwithstanding anything in this Agreement to the contrary, in no event shall the amounts payable by the Company under this Section 8.03 exceed $22,5000,000 in the aggregate.

        (c) Parent agrees to pay the Company a cash fee of $22,500,000:

           (i) if prior to the termination of this Agreement pursuant to
       Section 8.01(c) an Antitrust Authority obtains a non-appealable, final injunction enjoining consummation of the Merger or an Antitrust Authority obtains a preliminary injunction enjoining the Merger following an evidentiary hearing on the merits at which Parent and the Company have been afforded an opportunity to present in court testimony from fact and expert witnesses;

           (ii) if after the Drop Dead Date, Parent terminates this Agreement and at such time (A) an Antitrust Authority shall have commenced an injunctive action seeking to enjoin consummation of the Merger or asserted in writing an intention to file such an injunctive action,
       (B) the Company shall have complied, and shall be in compliance with, its covenants set forth in Section 6.07, and (C) all of the conditions set forth in Annex A(c)(iii) shall have been satisfied by the Company;

           (iii) if after the Drop Dead Date, the Company shall terminate this Agreement pursuant to Section 8.01(c) and at such time (A) an Antitrust Authority shall have commenced an injunctive action seeking to enjoin consummation of the Merger or asserted in writing an intention to file such an injunctive action, (B) Parent shall not be contesting such injunctive action in good faith with a reasonable belief that Parent will prevail, (C) the Company shall have complied, and shall be in compliance with, its covenants set forth in Section 6.07, and (D) all of the conditions set forth in Annex
       A(c)(iii) shall have been satisfied by the Company; or

           (iv) if at any time after 90 days from the Drop Dead Date, the Company shall terminate this Agreement pursuant to Section 8.01(c) and at such time (A) an Antitrust Authority shall have commenced an injunctive action seeking to enjoin consummation of the Merger or asserted in writing an intention to file such an injunctive action, (B) the Company shall have complied, and shall be in compliance with, its covenants set forth in Section 6.07(c), and (C) all of the conditions set forth in Annex A(c)(iii) shall have been satisfied by the Company.

        (d) Any payment required to be made under paragraph (c) above shall be payable, without setoff, by wire transfer in immediately available funds to an account specified by the Company, not later than three Business Days following such termination.

        (e) Each party acknowledges that the agreements contained in this
    Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not have entered into this Agreement; accordingly, if a party fails to pay promptly any amount due pursuant to this Section 8.03, and, in order to obtain such payment, the recipient party commences a suit which results in a judgment against the payor party for the payment set forth in this Section 8.03, the payor party shall pay to the recipient party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on any amount due pursuant to this Section 8.03 from the date such amount became payable until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus two (2) percent.

    8.04  CHANGES IN FORBEARANCES.  In the event that

        (a) the Drop Dead Date has occurred, (b) neither party has terminated this Agreement, and (c) all of the conditions set forth in Annex A(c)(iii) have been satisfied by the Company other than any condition requiring any approval, consent, or authorization of any Antitrust Authority, the Company shall not be required to comply with any of the covenants specified in the following sections of this Agreement:
    Section 5.01(a)(ii)(A) (new lines of business), Section 5.01(a)(ii)(B) (capital expenditures), but not in excess of an additional $8,000,000 in the aggregate, Section 5.01(d) (compensation and employment), and
    Section 5.019(m) (commitments, as they relate to the covenants listed above).

                                   ARTICLE IX
                                 MISCELLANEOUS

    9.01 SURVIVAL. No representations or warranties contained in this Agreement shall survive the Effective Time or termination of this Agreement. The agreements of the parties contained in Sections 6.04, 8.02 and 8.03 and in this
Article IX shall survive the termination of this Agreement.

    9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision in a writing signed by such party, or (b) amended or modified at any time, by an agreement in writing between the parties hereto and executed in the same manner as this Agreement, except that after adoption of this Agreement by the stockholders of the Company, no amendment may be made which under applicable law would require further approval of such stockholders without obtaining such required further approval.

    9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

    9.04 GOVERNING LAW AND VENUE. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware (without regard to the conflicts of laws principles thereof). The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America and the state courts of the State of Delaware, in each case located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware Federal or state court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute.

    9.05 EXPENSES. Whether or not the Merger is consummated, each party hereto will bear all expenses incurred by it in connection with this Agreement, and the transactions contemplated hereby, except that each of the Company and Parent shall bear one-half of the costs and expenses of filing, printing and distributing the Company Proxy Statement and related documents.

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
    9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first Business Day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

       If to the Company, to:
       4045 Campbell Avenue
       Menlo Park, California 94025
       Attention: General Counsel
       Facsimile: (650) 752 - 1978

        With a copy to:

       Orrick, Herrington & Sutcliffe LLP
       Old Federal Reserve Bank Building
       400 Sansome Street
       San Francisco, California 94111
       Attention: Richard V. Smith, Esq.
       Facsimile: (415) 773-5759

       If to Parent or Merger Sub, to:
       4225 Amon Carter Blvd., MD 3204
       Fort Worth, Texas 76155
       Attenton: Chief Financial Officer
       With a copy to: General Counsel
       Facsimile: (817) 967-4911

       With a copy to:

       Fried, Frank, Harris, Shriver & Jacobson
       One New York Plaza
       New York, New York 10004
       Attention: Charles M. Nathan, Esq.
       Facsimile: (212) 859-4000

    9.07 ENTIRE UNDERSTANDING; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement and the documents referred to herein and therein represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and such agreements supersede any and all other oral or written agreements heretofore made. Except for Section 6.10, insofar as such Section expressly provides certain rights to the Indemnified Parties named therein, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    9.08 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    9.09 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that Parent and Merger Sub may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any, direct or indirect, wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

    9.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

    9.11 INTERPRETATION. When a reference is made in this Agreement to a Recital, Section, Exhibit or Schedule, such reference shall be to a Recital or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation".

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                                          SABRE HOLDINGS CORPORATION

                                                          By:  /s/ WILLIAM J. HANNIGAN
                                                               ---------------------------------------
                                                               Name: William J. Hannigan
                                                               Title:  PRESIDENT

                                                          GETTHERE INC.

                                                          By:  /s/ GADI MAIER
                                                               ---------------------------------------
                                                               Name: Gadi Maier
                                                               Title:  PRESIDENT AND CEO

                                                          SABRE INC.

                                                          By:  /s/ WILLIAM J. HANNIGAN
                                                               ---------------------------------------
                                                               Name: William J. Hannigan
                                                               Title:  PRESIDENT

(SIGNATURE PAGE TO MERGER AGREEMENT)

                                                                         ANNEX A

                            CONDITIONS TO THE OFFER

    The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "the Agreement" shall be deemed to refer to the attached Agreement. Notwithstanding any other provision of the Offer, Merger Sub shall not be obligated to accept for payment or pay for, subject to Rule 14e-l(c) of the Exchange Act, any Company Shares, not theretofore accepted for payment and may terminate or amend the Offer if
(a) that number of Company Shares, which would represent at least a majority of the Company Shares entitled to vote that are outstanding on a fully diluted basis after giving effect to the exercise or conversion of all Rights, shall not have been validly tendered and not withdrawn immediately prior to the expiration of the Offer (the "MINIMUM TENDER CONDITION"), (b) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (c) prior to the expiration of the Offer, any of the following conditions exist or shall occur:

        (i) Parent is unable to obtain any approval, consent, authorization or clearance from any or all Governmental Authorities as required for the consummation of the Merger or one of the preceding shall require Parent or any of its Subsidiaries to waive any material rights or agree to any material limitations on its operations or to dispose of any material asset or collection of assets prior to, at, or after the Closing Date;

        (ii) A Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any type of Restraint which is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the purchase of the Company Shares under the Offer;

        (iii) (A) the representations and warranties of the Company set forth in this Agreement shall have failed to be true and correct in any respect (in the case of any representation or warranty containing materiality or knowledge qualifiers) or in any material respect (in the case of those representations or warranties not containing materiality or knowledge qualifiers), as applicable as of the date of this Agreement and as of the date of the purchase of the Company Shares under the Offer as though made on and as of the date of the purchase of the Company Shares under the Offer (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); PROVIDED, HOWEVER, that if the condition set forth in this sentence cannot be satisfied due to occurrences, changes or events after the date of this Agreement that, taken as a whole, could not reasonably be expected to have a Material Adverse Effect on the Company, then such condition shall be deemed satisfied notwithstanding any such occurrences, changes or events. Parent and Merger Sub shall have received a certificate, dated as of the purchase of the Company Shares under the Offer, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect; or

    (B) the Company shall have failed to perform in all material respects any obligation required to be performed by it under the Agreement at or prior to the purchase of the Company Shares under the Offer, and Parent shall have received a certificate, dated as of the purchase of the Company Shares under the Offer, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect; or

        (iv) the Agreement shall have been terminated in accordance with its terms.

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